EXHIBIT 4

                       MANAGEMENT STOCK PURCHASE AGREEMENT
                       -----------------------------------

           THIS AGREEMENT is made as of February 3, 2000 (the "AGREEMENT"), by and among BNCM ACQUISITION CO., a Delaware corporation (the "COMPANY"), and Kelly W. Monahan, Peter R. Evans, Al Lapena, Gary Vander-Haeghen, Marles M. Crow and Jamie Langford (collectively, the "PURCHASERS" and, each individually, a "PURCHASER").

                              W I T N E S S E T H :

           WHEREAS, on the terms and subject to the conditions set forth herein, each Purchaser desires to subscribe for and purchase, and the Company desires to sell to each Purchaser, the number of shares of common stock, par value $0.01 per share, of the Company (the "SHARES") set forth in Column A of Schedule I hereto opposite the name of such Purchaser in exchange for (i) the transfer, assignment and conveyance of the number of shares of common stock, par value $0.001 per share, of BNC Mortgage, Inc. ("CONTRIBUTED SHARES") set forth in Column B of Schedule I hereto opposite the name of such Purchaser (herein referred to, with respect to any particular Purchaser, as such "PURCHASER'S CONTRIBUTED SHARES"); (ii) at Purchaser's election, an amount in cash equal to $10.00 in lieu of each Contributed Share, or (iii) at Purchaser's election, in a combination of Contributed Shares and cash.

           NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representation, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

           1. Purchase and Sale of the Shares. (a) At the Closing referred to in
Section 2 below, subject to the terms and conditions set forth herein, the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of Shares set forth opposite the name of such Purchaser on
Schedule I in exchange for the number of Purchaser's Contributed Shares set forth opposite the name of such Purchaser on Schedule I (and/or cash in lieu of Contributed Shares as permitted by the first recital of this Agreement).

           (b) In the event any Purchaser, other than Kelly W. Monahan, fails to purchase the Shares in accordance with Section 1(a) hereof (such Shares hereinafter referred to as the "DEFAULTED SHARES"), the remaining Purchasers may, at his or her option, subscribe for and purchase some or all of such Defaulted Shares; provided, however, in the event the aggregate number of Defaulted Shares is not greater than 12,000 Shares, the remaining Purchasers shall be required to subscribe for and purchase such Defaulted Shares on a pro rata basis or as otherwise agreed upon by the remaining Purchasers.

           2. The Closing. (a) The closing (the "CLOSING") of the purchase and sale of the Shares shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York immediately prior to the Closing contemplated by the Merger Agreement (as defined below) or at such other place or on such other date as shall be mutually agreeable to the parties hereto.

           (b) At the Closing, the Company shall deliver to each Purchaser a certificate representing the Shares issued to such Purchaser, upon delivery by such Purchase of his Purchaser's Contributed Shares duly endorsed to the Company.

           3. Conditions of the Purchasers' Obligation at the Closing. The obligation of the Purchaser to purchase the Shares and to deliver the Purchaser's Contributed Shares at the Closing is subject to the satisfaction as of the Closing of the following conditions:

           (a) Representations and Warranties. The representations and warranties contained in Section 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made.

           (b) Merger Agreement. Each of the conditions precedent set forth in
Article VII of the Agreement and Plan of Merger, dated as of even date herewith (the "MERGER AGREEMENT"), between the Company and BNC Mortgage, Inc., a Delaware corporation ("BNC MORTGAGE"), shall have been satisfied or waived (provided, such waiver has been approved by the "Stockholders' Representative" (as defined in the Stockholders' Agreement referred to below) and, upon consummation of the merger of the Company with and into BNC Mortgage, the Shares shall become shares of common stock of BNC Mortgage, as the surviving corporation of such merger.

           (c) Stockholders' Agreement. The Company, Mortgage Investco LLC ("MORTGAGE INVESTCO") and each Purchaser shall have entered into a stockholders' agreement (the "STOCKHOLDERS' AGREEMENT") on terms substantially similar to the form attached as Exhibit A hereto, and the Stockholders' Agreement shall be in full force and effect as of the Closing.

           (d) Proceedings. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to the Purchaser.

           (e) Employment Agreements. The Employment Agreements entered into between the Company and each of the Purchasers, dated as of even date herewith, shall be in full force and effect as of the Closing.

           Any condition specified in this Section 3 may be waived and any agreement contemplated may be amended if consented to by all of the Purchasers; provided, however, that no such waiver shall be effective against any such Purchaser unless it is set forth in a writing executed by such Purchaser; and provided, further, that, notwithstanding the foregoing, each Purchaser may waive provisions of Section 3(e) with respect to his/her Employment Agreement without all Purchasers consenting to such waiver.

           4. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser as follows:

           (a) the Company has full corporate power and authority to execute and deliver this Agreement and all other agreements and instruments contemplated hereby to which the Company is a party and to perform its obligations hereunder and thereunder, and this Agreement and all such other agreements and instruments have been duly authorized, executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and all such other agreements and instruments by the other parties hereof and thereof, are valid, binding and enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

           (b) except as set forth in the Merger Agreement, no consent or authorization of, filing with or other act by or in respect of any governmental authority is required to be obtained or made by the Company in connection with the execution, delivery, performance, validity or enforceability of this Agreement and all other agreements and instruments contemplated hereby to which the Company is a party;

           (c) the Shares to be issued to each Purchaser pursuant to this Agreement, when issued and delivered in accordance with the terms hereof and thereof, will be duly and validly issued and will be fully paid and nonassessable; and

           (d) acceptance of the Purchaser's Contributed Shares (and/or cash in lieu of Contributed Shares as permitted by the first recital of this Agreement) from each Purchaser shall constitute confirmation from the Company that all of the conditions in Section 3 shall have been satisfied in all material respects.

           5. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants, severally and not jointly, to the Company that:

           (a) the Agreement and all other agreements and instruments contemplated hereby to which such Purchaser is a party have been duly executed and delivered by or on behalf of such Purchaser;

           (b) assuming due authorization, execution and delivery of this Agreement and all other agreements and instruments contemplated hereby to which such Purchaser is a party by the other parties hereto and thereto, this Agreement and all such other agreements and instruments constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

           (c) there is no action, suit, investigation or proceeding of or before any arbitrator or governmental authority now pending or, to the knowledge of such Purchaser, threatened against or affecting such Purchaser or against any of the Purchaser's properties or income that would have a material adverse effect on, or which questions or challenges, this Agreement or any other agreement or instrument contemplated hereby to which such Purchaser is a party or any of the transactions contemplated hereby or thereby;

           (d) no consent or authorization of, filing with or other act by or in respect to any governmental authority is required to be obtained or made by such Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement and all other agreements and instruments contemplated hereby to which such Purchaser is a party;

           (e) such Purchaser has full legal capacity to execute and deliver this Agreement and all other agreements and instruments contemplated hereby to which such Purchaser is a party and to make, deliver and perform his obligations hereunder and thereunder;

           (f) the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which such Purchaser is a party by such Purchaser and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do and will not (x) violate any requirements of any material obligation of such Purchaser, (y) result in or constitute (with or without the giving of notice, lapse of time or both) any default or event of default under any such material obligation of the Purchaser, or give rise to a right of termination of, or accelerate the performance required by, any terms of any such material obligation, or (z) violate any statute, law, ordinance, rule, regulation or order of any court or governmental authority or any judgment, order or decree (federal, state, local or foreign) applicable to such Purchaser, in each of the foregoing events, where such violation, default, termination or acceleration could have a material adverse effect on such Purchaser; and

           (g) each Purchaser has good and marketable title to such Purchaser's Contributed Shares, free and clear of all Liens except as set forth in the Voting Agreement dated as of even date herewith between the Company and such Purchaser.

           6. Investment Representations. (a) Each Purchaser hereby represents and warrants that such Purchaser is acquiring its respective Shares for investment purposes only and not with a view to the sale or distribution thereof.

Each Purchaser hereby represents that (i) at the Closing such Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), (ii) such Purchaser's financial situation is such that he can afford to bear the economic risk of holding the Shares for an indefinite period of time and suffer complete loss of his investment in the Shares; (iii) such Purchaser's knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his investment in the Shares as contemplated by this Agreement; (iv) such Purchaser understands that the Shares are a speculative investment that involve a high degree of risk of loss of his investment therein, that there are substantial restrictions on the transferability of the Shares and that on the date of the Closing and for an indefinite period thereafter there will be no public market for the Shares and, accordingly, it may not be possible to liquidate such Purchaser's investment in the Company or, after the closing of the transactions contemplated by the Merger Agreement (the "MERGER AGREEMENT CLOSING"), BNC Mortgage; (v) in making his decision to invest in the Shares hereunder, such Purchaser has relied upon independent investigations made by such Purchaser and, to the extent believed by such Purchaser to be appropriate, such Purchaser's representatives, including such Purchaser's own professional, tax and other advisors; and (vi) such Purchaser and his representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and their respective representatives concerning the terms and conditions of the investment in the Shares. Each Purchaser hereby represents and warrants that his true and correct residence address is set forth under his signature on the signature page hereto.

           (b) Each Purchaser hereby acknowledges that he is fully familiar with the Company and BNC Mortgage, and that no other representations or warranties, express or implied, regarding the Company and BNC Mortgage, and their respective businesses, operations, plans or prospects have been made to it by the Company, Mortgage Investco or any affiliate of Mortgage Investco, BNC Mortgage or any other third party.

           (c) Each Purchaser acknowledges that he has been advised that (i) the Shares have not been registered under the Securities Act; (ii) the Shares must be held indefinitely and he must continue to bear the economic risk of the investment in the Shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available; (iii) it is not anticipated that there will be any public market for the Shares; (iv) Rule 144 promulgated under the Securities Act ("RULE 144") is not currently available with respect to the sales of any securities of the Company and following the Merger Agreement Closing will not be available with respect to the sales of any securities of BNC Mortgage, and neither the Company nor BNC Mortgage has made any covenant to make such Rule 144 available; (v) if and when the Shares may be disposed of without registration in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such rule; (vi) if the Rule 144 exemption is not available, public offer of sale without registration will require the availability of an exemption under the Securities Act; (vii) a restrictive legend or legends in a form to be set forth in the Stockholders' Agreement shall be placed on the certificates representing the Shares; and (viii) a notation shall be made in the appropriate records of the Company or, following the Merger Agreement Closing, BNC Mortgage, indicating that each of the Shares is subject to restrictions on transfer and, if the Company or, following the Merger Agreement Closing, BNC Mortgage, should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Shares.

           7. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by each Purchaser or on his behalf.

           8. Non-Competition. Mr. Kelly R. Monahan acknowledges and recognizes the highly competitive nature of the business of BNC Mortgage and its affiliates as well as his extensive participation in the ownership of the common stock of BNC Mortgage. Mr. Monahan accordingly agrees that if his employment with the company is terminated for any reason, then until the Restricted Date (as defined in the employment agreement between the Company and Mr. Monahan referred to in
Section 3(e)) he will not directly or indirectly engage (as owner, stockholder, partner or otherwise, except as a passive holder of fewer than 5% of the outstanding shares or other equity interests (and without any role in management or as a director officer, partner or similar position) of a company whose shares or other equity interests are publicly traded), in any business which directly or indirectly competes with the business of BNC Mortgage or any of its subsidiaries within the same jurisdictions in which BNC Mortgage or any of its subsidiaries engages in business at the time of his termination or resignation, as the case may be.

           9. Termination. This Agreement shall automatically terminate in the event the Merger Agreement is terminated in accordance with the terms thereof. Notwithstanding anything to the contrary herein, no termination of this Agreement shall relieve any party of liability for a breach hereof prior to termination.

           10. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall be binding on and inure to the benefit of the respective successors and assigns of the parties hereto. It is hereby understood and agreed that, concurrently with the closing under the Merger Agreement, the rights and obligations of the Company hereunder shall be assigned by operation of law to BNC Mortgage.

           11. Assignment. The Purchasers may assign their right to purchase the Shares hereunder to any entity, all of the equity interests of which are owned by the Purchasers; provided, however, such entity shall become a party to the Stockholders' Agreement as a "MANAGEMENT STOCKHOLDER"; and provided, further, such assignment shall not relieve any Purchaser of his/her obligations hereunder.


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


           12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

           13. Counterparts. This Agreements may be executed in two or more counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same Agreement.

           14. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

           15. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by the internal laws, and not the conflicts of laws, of the State of Delaware.

           16. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement and any document executed in connection herewith.

           17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered, telecopied or mailed, certified or registered mail, return receipt requested:

           (a)       If to any Purchaser, to the
                     address set forth under such
                     Purchaser's signature on the
                     signature page hereto.

           (b) If to the Company or, following the Merger Agreement Closing, to BNC Mortgage:

                     BNC Mortgage, Inc.
                     1063 McGaw Avenue
                     Irvine, CA  92614-5532
                     Attention:  Kelly W. Monahan
                     Telecopy No.: (949)  260-6085
                     with a copy to
                     --------------

                     Mortgage Investco LLC
                     c/o Lehman Brothers Inc.
                     3 World Financial Center
                     New York, NY 10285
                     Attention:  Michael McCully, Senior Vice President
                                 Karen Manson, Senior Vice President
                     Telecopy No. (212) 526-0035

Such names and address may be changed by written notice to each person listed above. All notices are effective upon receipt or upon refusal if properly delivered.

           18. Specific Performance. Each Purchaser recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the Company to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Purchaser agrees that in the event of any such breach the Company party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which the Company may be entitled, at law or in equity.

           19. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           20. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

           21. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto other than Mortgage Investco, who shall be a third party beneficiary of the rights of the Company hereunder.

        [The remainder of this page has been intentionally left blank.]

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                   BNCM ACQUISITION CO.

                                   By: /s/ Kurt Locher
                                       ---------------------------
                                       Name: Kurt Locher
                                       Title: President


                                   /s/ Kelly W. Monahan
                                   ------------------------------
                                   Kelly W. Monahan
                                   Address:  14 Coffeeberry
                                             Aliso Viejo, CA 92656


                                   /s/ Peter R. Evans
                                   ------------------------------
                                   Peter R. Evans
                                   Address:  34 Versailles
                                             Newport Coast, CA 92657


                                   /s/ Al Lapena
                                   ------------------------------
                                   Al Lapena
                                   Address:  36 Bearpaw #66C
                                             Irvine, CA 92604



                                   /s/ Gary Vander-Haeghen
                                   ------------------------------
                                   Gary Vander-Haeghen
                                   Address:  620-B Jasmine Avenue
                                             Corona del Mar, CA 92625


                                   /s/ Marles M. Crow
                                   ------------------------------
                                   Marles M. Crow
                                   Address:  2365 Littleton Circle
                                             Costa Mesa, CA 92626


                                   /s/ Jamie Langford
                                   ------------------------------
                                   Jamie Langford
                                   Address:  1317 W. Tonia Lane
                                             Anaheim, CA 92802

                                SPOUSAL CONSENT


           Each of the undersigned hereby acknowledges that he or she has read the foregoing Management Stock Purchase Agreement, dated as of February 3, 2000 (the "Agreement"), and knows the contents thereof. Each of the undersigned is aware that pursuant to the Agreement, each Purchaser (as defined in the Agreement) is exchanging shares of common stock of BNC Mortgage, Inc. (including any interest that the undersigned may have in such shares (marital or otherwise), if any, which would be equivalent to a spousal interest by virtue of the undersigned's relationship with a Purchaser) for shares of common stock of BNCM Acquisition Co., a Delaware corporation, and the undersigned hereby consents to such exchange and to be bound by each and every provision of the Agreement.

                                      /s/ Melissa J. Monahan
                                      ------------------------------
                                      Name: Melissa J. Monahan


                                      /s/ Angela D. Evans
                                      ------------------------------
                                      Name: Angela D. Evans


                                      /s/ Stephen J. Langford
                                      ------------------------------
                                      Name: Stephen J. Langford


                                      /s/ Al Lapena
                                      ------------------------------
                                      Name: Al Lapena as Attorney-In-Fact
                                            for Grace L. Lapena



                                      ------------------------------
                                      Name:



                                      ------------------------------
                                      Name:





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

                                                                      SCHEDULE 1
                                                                      ----------





                               NUMBER OF SHARES OF       NUMBER OF PURCHASER'S
PURCHASER                        COMMON STOCK             CONTRIBUTED SHARES
---------                        ------------             ------------------

Kelly W. Monahan                      240,000                    200,000
Peter R. Evans                          9,000                      7,500
Al Lapena                              18,000                     15,000
Gary Vander-Haeghen                    18,000                     15,000
Marles M. Crow                          6,000                      5,000
Jamie Langford                          9,000                      7,500
                                      -------                    -------
      Total                           300,000                    250,000








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